UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 12, 2005

Date of Report (Date of Earliest Event Reported)

U.S.I. Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 Entry into a Material Definitive Agreement

On January 12, 2005, U.S.I. Holdings Corporation, a Delaware corporation (“USI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among USI, SGP Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USI (“Sub”), Summit Global Partners, Inc., a Delaware corporation (“SGP”) and certain stockholders of SGP pursuant to which Sub will merge with and into SGP, with SGP continuing as the surviving corporation (the “Merger”).

On January 13, 2005, USI announced that it had entered into the Merger Agreement by press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The consideration to be paid in connection with the Merger is $113,500,000 as it may be increased or decreased by the Closing Adjustments described below and certain post-closing adjustments. USI expects the Merger to close in February 2005.

The purchase price to be paid to the stockholders of SGP and certain option holders and warrant holders of SGP in connection with the Merger will consist of cash, unregistered shares of USI common stock and rights to receive payments under USI promissory notes. Holders of in-the-money SGP options and warrants will receive an amount equal to the per share purchase price less the exercise price of their options and warrants. SGP equity holders who are entitled to receive a portion of the purchase price include “accredited investors” and “non-accredited investors.” Stockholders and option holders who are not accredited investors will receive the portion of the purchase price to which they are entitled in cash. Stockholders, option holders and warrant holders of SGP who are accredited investors will receive a combination of cash and the right to receive a portion of the principal amount of the Notes and the Escrow Notes (each as defined in Section 2.9 of the Merger Agreement which is filed with this Current Report on Form 8-K as Exhibit 2.1), plus accrued interest with respect to such portion and shares of USI common stock. USI currently does not know the relative holdings of accredited investors and non-accredited investors. Additionally, because the Closing Adjustments will not be determined until immediately prior to the consummation of the Merger, the exact amount of the purchase price payable in connection with the Merger will not be estimated until shortly before the Merger closing date.

The “Closing Adjustments” will equal the sum of the Working Capital Adjustment, the Insurance Premium Adjustment, the Satisfied Debt Adjustment, the Assumed Debt Adjustment, the E&O Tail Cost Adjustment, the Employee Bonus Deduction, the Additional Employee Bonus and the Producer Compensation Adjustment, each of which is defined, and more fully described, in Section 2.6 of the Merger Agreement. These Closing Adjustments will be determined with reference to a closing date balance sheet and may result in an increase or decrease of the purchase price.

A portion of the purchase price equal to $15,000,000 will be paid into an escrow account on the Merger closing date to secure certain obligations of the stockholders, accredited option holders and warrant holders, if any, to USI under the Merger Agreement. Accordingly, the purchase price will be paid as “initial purchase price” (which is the purchase price less the escrow amount), payable at closing and “subsequent purchase price” which is payable upon termination of the escrow accounts.

Pursuant to the terms of the registration rights provisions of the Merger Agreement, USI has agreed to prepare and file with the U.S. Securities and Exchange Commission, not later than ninety (90) days following the consummation of the Merger, a registration statement to permit the public offering and resale under the Securities Act of 1933 on a continuous basis shares of USI common stock held by the beneficiaries of the Merger Agreement.

The foregoing description of the transactions contemplated by the Merger Agreement does not purport to be a complete statement of the parties’ rights under the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference herein.

ITEM 3.02 Unregistered Sales of Equity Securities

Upon consummation of the Merger, USI will issue as part of the Merger consideration a number of shares of USI common stock as determined at closing pursuant to the Merger Agreement, which is described in Item 1.01 above. These securities will not be registered under the Securities Act of 1933. USI will rely on the exemption from such registration set forth in Section 4(2) thereof and Regulation D promulgated thereunder.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

2.1	Agreement and Plan of Merger by and among U.S.I. Holdings Corporation, SGP Acquisition Sub, Inc., Summit Global Partners, Inc. and certain stockholders of Summit Global Partners, Inc. dated January 12, 2005

99.1	Press release dated January 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S.I. HOLDINGS CORPORATION

Dated: January 18, 2005	By:	/s/ ERNEST J. NEWBORN, II
Ernest J. Newborn, II
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among U.S.I. Holdings Corporation, SGP Acquisition Sub, Inc., Summit Global Partners, Inc. and certain stockholders of Summit Global Partners, Inc. dated January 12, 2005

99.1	Press release dated January 13, 2005